Consent of Independent Registered Public Accounting Firm

The Contract Owners of American Equity Life Annuity Account

and the Board of Directors and Stockholder of

American Equity Investment Life Insurance Company

We consent to the use of our report dated March 31, 2006 on the statements of assets and liabilities of each of the Subaccounts constituting the American Equity Life Annuity Account as of December 31, 2005, and the related statements of operations and changes in net assets, and the financial highlights for the year or period then ended, and our report dated April 26, 2006 on the consolidated balance sheet of American Equity Investment Life Insurance Company as of December 31, 2005, and the related consolidated statements of income, changes in stockholder’s equity and cash flows for the year then ended, and our report dated April 26, 2006 on the consolidated financial statement schedules of American Equity Investment Life Insurance Company as of and for the year ended December 31, 2005, as listed in Item 24(a)(2) of Part C of the Registration Statement, and to the reference to our Firm under the heading “Financial Statements” in Part A and “Experts” in Part B of the Registration Statement.

/s/ KPMG LLP

Des Moines, Iowa

April 26, 2006